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EXHIBIT 10.2

SEVENTH AMENDMENT AND CONSENT TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT

        THIS SEVENTH AMENDMENT AND CONSENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 27, 2004 (this "Amendment"), to the Second Amended and Restated Credit Agreement, dated as of September 30, 2003 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among General Electric Capital Corporation, as Agent and Lender ("Agent"), Inverness Medical Innovations, Inc. ("Innovations"), Wampole Laboratories, Inc. and Inverness Medical (UK) Holdings Limited, as borrowers ("Borrowers"), the other Credit Parties signatory thereto, Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as documentation agent, co-syndication agent and lender, UBS Securities LLC, as co-syndication agent, and the lenders signatory thereto from time to time (collectively, the "Lenders").

WITNESSETH

        WHEREAS, Borrowers have notified Agent that Borrowers, IVC Industries, Inc., a Delaware corporation ("IVC"), and Hall Laboratories Ltd., an entity organized under the laws of Yukon, Canada ("Hall") desire that (i) IVC become a US Credit Party to the Credit Agreement and to cease being an Excluded US Subsidiary, and (ii) Hall become a European Credit Party to the Credit Agreement and to cease being an Excluded European Subsidiary;

        WHEREAS, IVC is party to a Trust Indenture by and among New Jersey Economic Development Authority and First Fidelity Bank, National Association, New Jersey, Trustee (the "Bond Trustee") relating to $5,600,000 in aggregate original principal amount of New Jersey Economic Development (Composite Issue) 1991 Series F Bonds (the "Bonds"), as well as certain related loan and reimbursement agreements which prohibit IVC from incurring additional indebtedness or refinancing existing indebtedness;

        WHEREAS, Borrowers and IVC desire to either defease or redeem all the outstanding Bonds in accordance with the terms and conditions of the Bonds, thereby extinguishing the restrictive covenants regarding indebtedness relating thereto (collectively, the "Bond Satisfaction");

        WHEREAS, Borrowers have publicly disclosed that they intend to establish manufacturing and distribution operations in China during the third quarter of 2004 in order to significantly reduce costs (the "China Operations"), and accordingly Inverness Medical, Inc. has recently entered into a Processing Trade Agreement with a Chinese manufacturer, Shanghai Hua Guan Biochip Co., Ltd (the "Trade Agreement"), the first of potentially several Chinese partners; and

        WHEREAS, Borrowers have determined that for tax purposes it will be beneficial to form a private limited company in the Republic of Ireland ("Trade Newco") for the purpose of conducting the China Operations;

        WHEREAS, Agent and Requisite Lenders or all Lenders, as applicable, have agreed to amend the Credit Agreement in the manner, and on the terms and conditions, provided for herein; and

        WHEREAS, Agent and Requisite Lenders have agreed to extend the time period for compliance with certain covenants set forth in the Sixth Amendment and Consent to the Credit Agreement (the "Sixth Amendment"), in the manner, and on the terms and conditions, provided for herein.

        NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Definitions.    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

        2.    Amendment to Credit Agreement as of the Effective Date.    As of the Effective Date, the Credit Agreement shall be amended as follows:

          (a)   The charts set forth under the second paragraph of clause (a) of Section 1.5 are hereby deleted in their entirety and replaced with the following:

If Total Leverage Ratio is:	Level of Applicable Margins:
< 2.25	Level I
< 2.75, but > 2.25	Level II
< 4.00, but > 2.75	Level III
> 4.00	Level IV
	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable US Revolver Index Margin	1.50%	1.75%	2.00%	2.50%
Applicable US Revolver LIBOR Margin	2.75%	3.00%	3.25%	3.75%
Applicable European Revolver Index Margin	1.50%	1.75%	2.00%	2.50%
Applicable European Revolver LIBOR Margin	2.75%	3.00%	3.25%	3.75%
Applicable US Term A Loan Index Margin	2.00%	2.50%	2.75%	N/A
Applicable US Term A Loan LIBOR Margin	3.25%	3.75%	4.00%	N/A
Applicable US Term B Loan Index Margin	2.50%	3.00%	3.25%	N/A
Applicable US Term B Loan LIBOR Margin	3.75%	4.25%	4.50%	N/A
Applicable European Term Loan Index Margin	2.00%	2.50%	2.75%	N/A
Applicable European Term Loan LIBOR Margin	3.25%	3.75%	4.00%	N/A
Applicable L/C Margin	2.75%	3.00%	3.25%	3.75%

        The Applicable Margins will be at Level IV as of June 30, 2004 (it being understood that as of such date the Term Loans have been repaid and the Term Loan Commitment of each Lender has terminated).

        Commencing with the first day of the first calendar month that occurs more than 5 days after delivery of Borrowers' quarterly Financial Statements to Lenders for the Fiscal Quarter ending June 30, 2004, the Applicable L/C Margin, the Applicable US Revolver Index Margin, the Applicable US Revolver LIBOR Margin, the Applicable European Revolver Index Margin, the Applicable European Revolver LIBOR Margin, the Applicable European Term Loan Index Margin, the Applicable European Term Loan LIBOR Margin, the Applicable US Term A Loan Index Margin and the Applicable US Term A Loan LIBOR Margin shall be adjusted (up or down) prospectively on a quarterly basis as determined by Borrowers' consolidated financial performance.

          (b)   Clause (b) of Section 6.1 is hereby deleted in its entirety and replaced with the following:

  "(b) except for (i) the formation of any Subsidiary or any acquisition of all of the Stock of any Person (an "Acquisition Subsidiary") solely for the purpose of consummating a Permitted Acquisition and provided that prior to the consummation of any Permitted Acquisition such Acquisition Subsidiary (A) shall constitute an Excluded US Subsidiary or Excluded European Subsidiary, as applicable, (and, after consummation of such Permitted Acquisition, shall constitute a US Credit Party or European Credit Party, as applicable) (B) shall hold no assets (other than the greater of $10,000 and any minimum capital required by law), (C) shall not conduct any business and (D) no Credit Party shall transfer any funds or other assets to, such Acquisition Subsidiary other than capital contributions permitted under the foregoing clause (B) and as necessary to consummate the Permitted Acquisition, and (ii) the formation of Morpheus Acquisition Corp. and Morpheus Acquisition LLC and the acquisition of assets in connection with the Acquisition, form any Subsidiary or acquire all or substantially all of the assets or Stock of any Person without the prior written consent of Requisite Lenders."

          (c)   The second clause (i) of Section 6.1 is hereby deleted in its entirety and replaced with the following:

  "(i) Agent shall receive at least 10 Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition (Agent hereby agreeing to provide copies of such notice to the Lenders promptly following receipt thereof);"

          (d)   Clause (B) of Section 6.1(v) is hereby deleted in its entirety and replaced with the following:

  "(B) cash not to exceed $5,000,000 in the aggregate for any Permitted Acquisition and not to exceed $15,000,000 in the aggregate for all Permitted Acquisitions in any Fiscal Year."

          (e)   Clause (viii) of Section 6.1 is hereby deleted in its entirety and replaced with the following:

  "(viii) at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target and any Acquisition Subsidiary, and each Credit Party, any Acquisition Subsidiary and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith; provided, however, that, the Agent may, in its sole discretion, elect to waive such condition with respect to all or a portion of the assets of the Target or any Acquisition Subsidiary to the extent that (A) any such Target or Acquisition Subsidiary is formed outside of the United States and (B)(1) the grant of such first priority perfected Lien, the execution of any such documents or the performance of any such actions is prohibited by the law of the jurisdiction of formation of the applicable Credit Party, any Acquisition Subsidiary or the Target, (2) the Agent determines that, taking into consideration the costs associated therewith in relation to the value or importance of such first priority perfected Lien, it is not in the best interest of both the Lenders and the Credit Parties to grant such Lien, or (3) the value of the assets or Stock with respect to any Permitted Acquisition which shall be the subject of any waiver under this Section 6.1(viii) is, in the aggregate, less than $3,000,000; provided, further, that Agent may, at any time and from time to time elect, in its sole discretion, to enforce the conditions that had been previously waived under this Section 6.1(viii)."

          (f)    Clause (1) of Section 6.1(ix) is hereby deleted in its entirety and replaced with the following:

  "(1) a pro forma consolidated balance sheet, income statement and cash flow statement of the Reporting Credit Parties (the "Acquisition Pro Forma"), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Innovations and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that on a pro forma basis, (A) no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition, (B) US Borrower and European Borrower shall have aggregate US Revolving Borrowing Availability and European Revolving Borrowing Availability of at least $20 million, US Borrower shall have US Revolving Borrowing Availability of at least $7 million and European Borrower shall have European Revolving Borrowing Availability of at least $7 million, in each case, both before and after giving effect to such Permitted Acquisition and (C) the Reporting Credit Parties would have been in compliance with the financial covenants set forth in Annex F for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);"

          (g)   The first sentence of Section 6.18 is hereby deleted in its entirety and replaced with the following:

  "No Credit Party shall enter into any operating lease for Equipment or Real Estate, if the aggregate of all operating lease payments payable in any year for all Credit Parties on a consolidated basis would exceed $9,500,000 (or the Equivalent Amount thereof)."

          (h)   The following definitions shall be added to Annex A of the Credit Agreement and inserted in alphabetical order therein:

  "Acquisition Subsidiary" has the meaning ascribed to it in Section 6.1(b).

  "European Revolving Borrowing Availability" means as of any date of determination the European Maximum Amount less the sum of the aggregate European Revolving Loan and European Swing Line Loan then outstanding.

  "IVC and Hall Joinder Date" means the date on which the Agent is satisfied that all of the conditions set forth in Paragraph 10(b) of the Seventh Amendment to the Credit Agreement have been satisfied in full."

  "US Revolving Borrowing Availability" means as of any date of determination the US Maximum Amount less the sum of the aggregate US Revolving Loan and US Swing Line Loan then outstanding.

          (i)    The definition of "EBITDA" in Annex A of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

  "EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, including all costs incurred in connection with a proposed Subordinated Bond Issuance which is not successful, (iv) the amount of non-cash charges (including depreciation and amortization) for such period to the extent that a cash outlay is not reasonably foreseeable, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication and (vii) without duplication of any amount included in clause (c)(iv) above and with respect to the Fiscal Quarter ending June 30, 2004, $1,393,063.97, representing the write-off in such Fiscal Quarter of certain accounts receivable owed by Scienta (f/k/a Drug Free Enterprises) to certain of the Credit Parties. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person

  (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made in the ordinary course of business in accordance with GAAP within such Financial Covenant testing period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain or loss arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

          (j)    Annex F of the Credit Agreement is amended and restated in its entirety with Annex F attached hereto.

        3.    Sixth Amendment Covenants.    The Parties hereby covenant and agree to satisfy the covenants set forth in Sections 3(a)(ii), (b), (c), (d), (e), (l) and (n) of the Sixth Amendment on or before August 20, 2004. Any failure to satisfy any such any such covenant on or before August 20, 2004 shall constitute an immediate Event of Default.

        4.    Amendments to Credit Agreement as of the IVC and Hall Joinder Date.    As of the IVC and Hall Joinder Date, the Credit Agreement shall be amended as follows:

          (a)   Clause (iv) of Section 6.3(a) is hereby deleted in its entirety and replaced with the following:

  "(iv)(A) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same), and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent in good faith, than the terms of the Indebtedness being refinanced, amended or modified, and (B) Indebtedness secured solely by a Lien on the IVC Mortgaged Property in an outstanding principal amount not exceeding the lesser of (x) $6,000,000 and (y) the fair market value of the IVC Mortgaged Property at the time of the incurrence of such Indebtedness, as determined by a nationally recognized independent real property appraisal firm;"

          (b)   Clause (b) of Section 6.7 is hereby deleted in its entirety and replaced with the following:

  "(b) Liens (A) in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing Indebtedness described on Disclosure Schedule (6.3), and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property, and (B) on the IVC Mortgaged Property which secures Indebtedness permitted under clause (iv)(B) of Section 6.3;

          (c)   Section 11.19 is hereby deleted in its entirety and replaced with the following:

  "11.19 Negative Pledge.    Each of Orgenics and Unipath Scandinavia AB hereby covenant and agree with Agent and Lenders that such Person shall not (a) create, incur, assume or permit to exist any Indebtedness other than (i) such Indebtedness existing on the Closing Date listed on Disclosure Schedule 11.19(a), provided that the aggregate combined amount of Indebtedness of

  Orgenics does not exceed $1,000,000 (or the Equivalent Amount thereof) at any time, and (ii) refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to such Person, as determined by Agent in good faith, than the terms of the Indebtedness being refinanced, amended or modified, or (b) create, incur, assume or permit to exist any Lien on or with respect to any of its other properties or assets (whether now owned or hereafter acquired) except for (i) Permitted Encumbrances; (ii) Liens in existence on the date hereof and summarized on Disclosure Schedule 11.19(b) securing the Indebtedness described on Disclosure Schedule 11.19(a) and (iii) permitted refinancings, extension and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property."

          (d)   The definition of "Excluded European Subsidiaries" in Annex A of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

  "Excluded European Subsidiary" means collectively, (a) Unipath BV, an entity organized under the laws of The Netherlands; (b) Unipath Management Company Limited, a company organized under the laws of England and Wales; (c) Unipath Scandinavia AB, an entity organized under the laws of Sweden; (d) Inverness Medical Benelux Bvab, an entity organized under the laws of Belgium; and (e) Orgenics and each of the Subsidiaries of Orgenics."

          (e)   The definition of "Excluded US Subsidiaries" in Annex A of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

  "Excluded US Subsidiary" means SelfCare- PBM, LLC, a Delaware limited liability company."

          (f)    The definition of "Reporting Credit Parties" in Annex A of the Credit Agreement is hereby amended by deleting "(other than IVC Industries, Inc. and its Subsidiaries)" in the second line thereof.

          (g)   The following definition shall be added to Annex A of the Credit Agreement and inserted in alphabetical order therein:

  "IVC Mortgaged Property" means the real property owned by IVC Industries, Inc. and located at 500 Halls Mill Road, Freehold, New Jersey.

        5.    Consent to Bond Satisfaction.    Agent and Requisite Lenders agree that the transfer of funds or other assets from any Credit Party to or for the benefit of IVC, the proceeds of which are used solely to consummate the Bond Satisfaction, shall not create a breach under Sections 6.2 or 6.14 of the Credit Agreement (the "Consent"); provided, that the aggregate amount of all funds or assets so transferred, then paid to IVC or the Bond Trustee for the purpose of defeasing or redeeming the Bonds in accordance with the Bond Satisfaction by any Credit Party shall not exceed $1,500,000; and provided, further, that upon the transfer of such funds, IVC shall execute a promissory note in favor of the Credit Party transferring such funds and such Credit Party shall pledge such note to Agent.

        6.    Consent to Formation and Operation of Trade Newco.    Agent and Requisite Lenders agree that the formation of Trade Newco, the assignment of the Trade Agreement to Trade Newco and the commencement of operations by Trade Newco, including the transfer of funds or assets from any European Credit Party to Trade Newco and the importation, exportation and sale of goods shall not create a breach under Sections 6.1(b), 6.2, 6.3, or 6.8 of the Credit Agreement (the "Consent"); provided, that (a) at all times, notwithstanding the provisions of Section 6.1(a)(iv) of the Credit Agreement, Swissco shall own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Trade Newco, (b) Trade Newco constitutes a European Credit Party, (c) notwithstanding the provisions of Sections 6.2, 6.3(a) and 6.8(e) of the Credit Agreement, the aggregate amount of all funds or assets paid or transferred to Trade Newco shall not exceed $1,500,000, (d) upon the transfer of such funds, Trade Newco shall execute a promissory note in favor of the Credit Party transferring such funds and such Credit Party shall pledge such note to Agent and (e) each of the following conditions is satisfied on or prior to September 30, 2004; and provided, further, that the failure to comply with such provisions within such timeframe (or any of the provisions in the foregoing clauses (a) through (d)) shall constitute an immediate Event of Default:

          (i)    Joinder.    Agent shall have received a joinder agreement, in form and substance satisfactory to Agent, duly executed by Trade Newco pursuant to which, inter alia, Trade Newco joins the Credit Agreement and the other Loan Documents as a European Credit Party.

          (ii)    Security Interest and Code Filings.

            (A)  Trade Newco shall have granted a valid first priority perfected security interest (subject to Permitted Encumbrances) in all of its assets to secure the Obligations of the European Credit Parties and execute all documents (including financing statements under the Code (or foreign equivalent) and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens in form and substance reasonably acceptable to Agent) as Agent may request in order to perfect its security interest in such assets.

            (B)  Trade Newco shall provide copies of Code (or the foreign equivalent thereof) search reports listing all effective financing statements (or equivalent information) that name Trade Newco as debtor, together with copies of such financing statements (or equivalent information), none of which shall cover the assets of Trade Newco.

          (iii)    Pledge Amendment.    Agent shall have received a pledge amendment, in form and substance satisfactory to Agent, pursuant to which (i) Swissco pledges one hundred percent (100%) of the issued and outstanding Stock of Trade Newco (the "Trade Newco Stock") to Agent, duly executed by an authorized officer of Swissco. Agent shall have received original certificates representing the Trade Newco Stock pledged by Swissco.

          (iv)    Cash Management.    Agent shall have received tri-party blocked account agreements, in form and substance reasonably satisfactory to Agent, duly executed and delivered by Trade Newco and each bank where Trade Newco has established a deposit or disbursement account (other than payroll accounts), in accordance with the requirements set forth in Section 1.8 and Annex C of the Credit Agreement.

          (v)    Schedules.    Agent shall have received (x) updated Schedules 3.1, 3.2, 3.6, 3.8 and 3.19 to the Credit Agreement and (y) a revised Exhibit A-1 updated to include Material Contracts, if any, to which Trade Newco is a party, each in form and substance satisfactory to Agent.

          (vi)    Organizational Documents and Good Standing.    Agent shall have received a copy of each of Trade Newco's (i) organizational documents and all amendments thereto and (ii) good standing certificates or the foreign equivalent and certificates of qualification to conduct business in each jurisdiction where their respective ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date and certified by the applicable authorized Governmental Authority.

          (vii)    Bylaws and Resolutions.    Agent shall have received a copy of (i) Trade Newco's bylaws (or foreign equivalent thereof) and all amendments thereto, and (ii) resolutions of Trade Newco's board of directors approving and authorizing the execution, delivery and performance of the Loan Documents to which Trade Newco is, or will be a party and the transactions to be consummated in connection therewith, each certified by an authorized officer of Trade Newco as being in full force and effect without any modification or amendment.

          (viii)    Incumbency.    Agent shall have received a signature and incumbency certificate of the officers of Trade Newco, certified by Trade Newco's, as applicable, corporate secretary or an assistant secretary as being true, accurate, correct and complete in all respects.

          (ix)    Opinion of Counsel.    Agent shall have received legal opinions of counsel acceptable to Agent, including, without limitation, Irish counsel (subject to customary qualifications) which shall provide that the Loan Documents have been duly authorized, executed and delivered by, and are enforceable against Trade Newco and containing such other opinions as Agent may reasonably request, all in form and substance satisfactory to Agent.

          (x)    Appointment of Agent for Service of Process.    Agent shall have received evidence that CT Corporation has been appointed as agent for service of process for Trade Newco.

        7.    Representations and Warranties.    To induce Agent and Requisite Lenders or all Lenders, as applicable, to enter into this Amendment, the Credit Parties hereby, jointly and severally, represent and warrant that:

          (a)   The execution, delivery and performance by each Credit Party of this Amendment and the performance of the Credit Agreement as amended by this Amendment (the "Amended Credit Agreement") and the execution, delivery and performance by IVC and Hall of any other Loan Documents to which it is or will be a party and the creation of all Liens provided for therein: (i) are within such Person's corporate, company or partnership power; (ii) have been (or will be prior to execution thereof) duly authorized by all necessary corporate, limited liability company or limited partnership action; (iii) do not contravene any provision of such Person's charter, bylaws or equivalent constitutive documents or partnership or operating agreement, as applicable; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Person, other than a Lien in favor of Agent; and (vii) do not require the consent or approval of any Governmental Authority or any other Person except those which will have been duly obtained, made or complied with prior to the Effective Date.

          (b)   This Amendment has been duly executed and delivered by or on behalf of each of the Credit Parties.

          (c)   This Amendment constitutes a legal, valid and binding obligation of each of the Credit Parties, enforceable against each of them in accordance with its terms.

          (d)   No Default or Event of Default has occurred and is continuing after giving effect to this Amendment.

          (e)   No action, claim or proceeding is now pending or, to the knowledge of any Credit Party, threatened against such Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any foreign, federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges any Credit Party's right or power to enter into or perform any of its obligations under this Amendment or any other Loan Document to which it is or will be, a party, or the validity or enforceability of this Amendment, the Credit Agreement or any Loan Document or any action taken thereunder, or (ii) has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect after giving effect to this Amendment.

          (f)    The representations and warranties of the Credit Parties contained in the Amended Credit Agreement and each other Loan Document shall, after giving effect hereto) be true and correct on and as of (i) the date hereof, and (ii) the Effective Date, in each case, with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

          (g)   Set forth on Schedule 5(g) hereto is a true, correct and complete (in all material respects) list by facility of the annual rental payments required under each Real Estate lease to which any Credit Party is a party on the date hereof and of each operating lease for Equipment, the aggregate annual payments of which exceed $1,000,000, to which any Credit Party is a party on the date hereof.

        8.    No Other Amendments/Waivers.    Except as expressly provided herein, (a) the Credit Agreement shall be unmodified and shall continue to be in full force and effect in accordance with its terms and (b) this Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent or any Lender may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

        9.    Outstanding Indebtedness; Waiver of Claims.    Each of Borrowers and other Credit Parties hereby acknowledges and agrees that as of July 27, 2004, (a) there are no outstanding European Revolving Loans and (b) there are no outstanding US Revolving Loans. Borrowers and each other Credit Party hereby waives, releases, remises and forever discharges Agent, Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands arising out of or in connection with the Credit Agreement (collectively, "Claims"), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which any Borrower or any other Credit Party ever had, now has or might hereafter have against Agent or Lenders which relates, directly or indirectly, to any acts or omissions of Agent, Lenders or any other Indemnified Person on or prior to the Effective Date, provided, that no Borrower nor any other Credit Party waives any Claim solely to the extent such Claim relates to Agent's or any Lender's gross negligence or willful misconduct.

        10.    Fees and Expenses

          (a)    Amendment Fees.    To induce Agent and the Lenders to enter into this Amendment, Borrowers hereby agree to pay Agent, for the ratable benefit of the Lenders, an amendment fee in the amount of $125,000.00 in immediately available funds, payable on the Effective Date (the "Amendment Fee").

          (b)    Expenses.    Borrowers hereby reconfirm their obligations pursuant to Section 11.3 of the Credit Agreement to pay and reimburse Agent for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

        11.    Effectiveness.

          (a)   Upon satisfaction in full in the judgment of Agent of each of the following conditions, this Amendment shall be deemed effective as of June 30, 2004 (together with the date of effectiveness of Paragraph 4 (or each such date, as applicable), the "Effective Date"):

            (i)    Amendment.    Agent shall have received four (4) original signature pages to this Amendment, duly executed and delivered by Agent, Requisite Lenders, and in the case of Section 2(a), all Lenders, and each of the Credit Parties.

            (ii)    Payment of Fees and Expenses.    Borrowers shall have paid to Agent all costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent (including, without limitation, the Amendment Fee and reasonable legal fees and expenses).

            (iii)    Representations and Warranties.    The representations and warranties of or on behalf of each of the Credit Parties in this Amendment shall be true and correct on and as of the date hereof and the Effective Date.

          (b)   The amendments set forth in Paragraph 4 hereof shall be effective upon satisfaction in full in the judgment of Agent of each of the conditions set forth in subsection (a) above and each of the following conditions set forth below; provided, that the requirements set forth in subsection (b)(iii) and (b)(iv) below shall not be required to be satisfied until the dates specified therein; and provided, further, that failure to comply with such provisions within such timeframes shall constitute an immediate Event of Default:

            (i)    Joinder.    Agent shall have received a joinder agreement, in form and substance satisfactory to Agent, duly executed by (i) IVC pursuant to which, inter alia, IVC joins the Credit Agreement and the other Loan Documents as a US Credit Party, and (ii) Hall pursuant to which, inter alia, Hall joins the Credit Agreement and the other Loan Documents as a European Credit Party.

            (ii)    Security Interest and Code Filings.

            (A)  Each of IVC and Hall shall have granted a valid first priority perfected security interest (subject to Permitted Encumbrances) in all of its assets (other than, in the case of IVC, the IVC Mortgaged Property) to secure, in the case of IVC, the Obligations of the Credit Parties, and, in the case of Hall, the Obligations of the European Credit Parties and execute all documents (including financing statements under the Code (or foreign equivalent) and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens in form and substance reasonably acceptable to Agent) as Agent may request in order to perfect its security interest in such assets.

            (B)  Each of IVC and Hall shall provide copies of Code (or, in the case of Hall, the foreign equivalent thereof) search reports (or, where not available, such other equivalent information available and reasonably satisfactory to Agent) listing all effective financing statements (or equivalent information) that name IVC or Hall as debtor, together with copies of such financing statements (or equivalent information), none of which shall cover the assets of IVC or Hall (other than the IVC Mortgaged Property).

              (C)    Control Letters.    IVC shall provide Control Letters from (A) all issuers of uncertificated securities and financial assets held by IVC, (B) all securities intermediaries with respect to all securities accounts and securities entitlements of IVC, and (C) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by IVC.

            (iii)    Waivers.    Within 60 days after the IVC and Hall Joinder Date, Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in respect of IVC and Hall, and in each case as required pursuant to Section 5.9 of the Credit Agreement; provided, however, that in the case of IVC, bailee letters shall not be required to be delivered in respect of any location at which the value of the collateral owned by IVC and held at such location does not exceed $50,000.00 in the aggregate at any one time.

            (iv)    Pledge Amendment.    Agent shall have received a pledge amendment, in form and substance satisfactory to Agent, pursuant to which (i) Innovations pledges one hundred percent (100%) of the issued and outstanding Stock of IVC (the "IVC Stock") to Agent, duly executed by an authorized officer of Innovations, and (ii) IVC pledges 66% of the issued and outstanding Stock of Hall (the "Hall Stock"), duly executed by an authorized officer of IVC. Agent shall have received original certificates representing the IVC Stock pledged by Innovations and the Hall Stock pledged by IVC.

            (v)    Cash Management.    Within 60 days after the IVC and Hall Joinder Date, Agent shall have received tri-party blocked account agreements, in form and substance reasonably satisfactory to Agent, duly executed and delivered by (i) IVC and each bank where IVC has established a deposit or disbursement account (other than payroll accounts), and (ii) Hall and each bank where Hall has established a deposit or disbursement account (other than payroll accounts), in each case in accordance with the requirements set forth in Section 1.8 and Annex C of the Credit Agreement.

            (vi)    Schedules.    Agent shall have received (x) updated Schedules 3.1, 3.2, 3.6, 3.7, 3.8, 3.15, 3.19 and 5.1 to the Credit Agreement and (y) a revised Exhibit A-1 updated to include Material Contracts, if any, to which IVC or Hall is a party, each in form and substance satisfactory to Agent.

            (vii)    Charter and Good Standing.    Agent shall have received a copy of each of (i) IVC's and Hall's charter documents and all amendments thereto and (ii) good standing certificates or the foreign equivalent and certificates of qualification to conduct business in each jurisdiction where their respective ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date and certified by the applicable authorized Governmental Authority.

            (viii)    Bylaws and Resolutions.    Agent shall have received a copy of (i) each of IVC's and Hall's bylaws (or foreign equivalent thereof) and all amendments thereto, and (ii) resolutions of each of IVC's and Hall's board of directors approving and authorizing the execution, delivery and performance of the Loan Documents to which IVC or Hall is, or will be a party and the transactions to be consummated in connection therewith, each certified by an authorized officer of each of IVC and Hall as being in full force and effect without any modification or amendment.

            (ix)    Incumbency.    Agent shall have received a signature and incumbency certificate of the officers of each of IVC and Hall, certified by IVC's or Hall's, as applicable, corporate secretary or an assistant secretary as being true, accurate, correct and complete in all respects.

            (x)    Opinion of Counsel.    Agent shall have received legal opinions of counsel acceptable to Agent (subject to customary qualifications) which shall provide that the Loan Documents have been duly authorized, executed and delivered by, and are enforceable against each of IVC and Hall and containing such other opinions as Agent may reasonably request, all in form and substance satisfactory to Agent.

            (xi)    Payment of Congress Indebtedness; Bond Satisfaction.    IVC shall provide evidence satisfactory to Agent that (i) all of its obligations to Congress Financial Corporation under that certain Loan and Security Agreement, dated as of October 16, 2000, between IVC and Congress Financial Corporation, as amended, as well as all related financing documentation as in effect immediately prior to the Effective Date, will be performed and paid in full and all Liens upon any of the property of IVC or any other Credit Party in respect thereof shall have terminated immediately upon such payment and (ii) the Bond Satisfaction has been consummated.

            (xii)    Appointment of Agent for Service of Process.    Agent shall have received evidence that CT Corporation has been appointed as agent for service of process for each of IVC and Hall.

            (xiii)    Representations and Warranties.    The representations and warranties of or on behalf of each of the Credit Parties in this Amendment shall be true and correct on and as of the IVC and Hall Joinder Date.

          (c)   The Consent shall be effective on the earlier of the IVC and Hall Joinder Date or the date on which Borrower transfers funds or other assets to IVC or the Bond Trustee for the purpose of consummating the Bond Satisfaction (the "Bond Satisfaction Date"). It shall constitute an immediate Event of Default if the Bond Satisfaction Date precedes the IVC and Hall Joinder Date by more than thirty (30) days.

        12.    GOVERNING LAW.    THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

        13.    Counterparts.    This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWERS
WAMPOLE LABORATORIES, LLC. INVERNESS MEDICAL (UK) HOLDINGS LIMITED
By:	/s/ ANTHONY J. BERNARDO Name: Anthony J. Bernardo Title: Duly Authorized Signatory

AGENT AND LENDERS
GENERAL ELECTRIC CAPITAL CORPORATION, as Agent and Lender
By:	/s/ ILLEGIBLE Authorized Signatory
MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Co-Syndication Agent, Documentation Agent and Lender
By:	/s/ ILLEGIBLE Duly Authorized Signatory
UBS SECURITIES LLC, as Co-Syndication Agent
By:	/s/ DAVID A. JUGE, MANAGING DIRECTOR Duly Authorized Signatory
By:	/s/ OLIVER O. TRUMBO II, DIRECTOR Duly Authorized Signatory
UBS AG, CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ WILFRED V. SAINT, DIRECTOR BANKING PRODUCTS SERVICES, US Duly Authorized Signatory
By:	/s/ WINSLOWE OGBOURNE, ASSOCIATE DIRECTOR BANKING PRODUCTS SERVICES, US Duly Authorized Signatory

        The following Persons are signatories to this Amendment in their capacity as Credit Parties and not as Borrowers.

INVERNESS MEDICAL INNOVATIONS, INC.
INVERNESS MEDICAL, INC.
UNIPATH DIAGNOSTICS, INC.
UNIPATH ONLINE, INC.
OSTEX INTERNATIONAL, INC.
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP.
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP. II
UNIPATH LIMITED APPLIED BIOTECH, INC.
FOREFRONT DIAGNOSTICS, INC.
MORPHEUS ACQUISITION CORP.
MORPHEUS ACQUISITION LLC
INVERNESS MEDICAL CANADA INC.
MEDICALE INVERNESS CANADA INC.
INNOVATIONS RESEARCH LLC
ADVANTAGE DIAGNOSTICS CORPORATION
By:	/s/ ANTHONY J. BERNARDO Name: Anthony J. Bernardo Title: Duly Authorized Signatory

ORGENICS INTERNATIONAL HOLDINGS BV
INVERNESS MEDICAL SWITZERLAND LTD
LIAB. CO
UNIPATH DIAGNOSTICS GMBH
CAMBRIDGE DIAGNOSTICS IRELAND LIMITED
PREGYMED GMBH
SCANDINAVIAN MICRO BIODEVICES APS
SELFCARE TECHNOLOGY, INC.
VIVA DIAGNOSTIKA—DIAGNOSTISCHE PRODUKTE—GMBH
DMD, DIENSTLEISTUNGEN & VERTRIEB FUR MEDIZIN UND DIAGNOSTIK GMBH
By:	/s/ PAUL T. HEMPEL Name: Paul T. Hempel Title: Duly Authorized Signatory

ANNEX F (Section 6.10)
to
CREDIT AGREEMENT

FINANCIAL COVENANTS

        The Reporting Credit Parties shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

        (a)    Maximum Capital Expenditures.

            (i)  Prior to the IVC and Hall Joinder Date, the Reporting Credit Parties on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period	Maximum Capital Expenditures per Period
October 1, 2003 through December 31, 2003	$5,000,000
January 1, 2004 through December 31, 2004	$28,500,000
January 1, 2005 through December 31, 2005	$21,000,000
January 1, 2006 through December 31, 2006	$21,000,000
January 1, 2007 through December 31, 2007	$21,000,000

           (ii)  On and after the IVC and Hall Joinder Date, the Reporting Credit Parties on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period	Maximum Capital Expenditures per Period
October 1, 2003 through December 31, 2003	$5,000,000
January 1, 2004 through December 31, 2004	$34,000,000
January 1, 2005 through December 31, 2005	$22,000,000
January 1, 2006 through December 31, 2006	$22,000,000
January 1, 2007 through December 31, 2007	$22,000,000

        (b)    Minimum Fixed Charge Coverage Ratio.    The Reporting Credit Parties shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended (or with respect to the Fiscal Quarters ending on or before June 30, 2004, the period commencing on October 1, 2003 and ending on the last day of such Fiscal Quarter) of not less than the following:

Fiscal Quarter Ending:	Fixed Charge Coverage Ratio:
December 31, 2003	1.20:1.00
March 31, 2004	1.20:1.00
June 30, 2004	1.00:1.00
September 30, 2004	0.80:1.00
December 31, 2004	0.70:1.00
March 31, 2005	0.70:1.00
June 30, 2005	0.80:1.00
September 30, 2005	1.00:1.00
December 31, 2005	1.20:1.00
March 31, 2006	1.20:1.00
June 30, 2006	1.20:1.00
September 30, 2006	1.20:1.00
December 31, 2006	1.20:1.00
March 31, 2007	1.20:1.00
June 30, 2007	1.20:1.00
September 20, 2007	1.20:1.00
December 31, 2007	1.20:1.00

        (c)    Minimum EBITDA.    The Reporting Credit Parties on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, LTM EBITDA of not less than the following:

Fiscal Quarter Ending:	EBITDA
December 31, 2003	$46,500,000
March 31, 2004	$42,000,000
June 30, 2004	$38,000,000
September 30, 2004	$30,000,000
December 31, 2004	$32,000,000
March 31, 2005	$34,000,000
June 30, 2005	$40,000,000
September 30, 2005	$50,000,000
December 31, 2005	$50,000,000
March 31, 2006	$55,000,000
June 30, 2006	$60,000,000
September 30, 2006	$65,000,000
December 31, 2006	$70,000,000
March 31, 2007	$70,000,000
June 30, 2007	$70,000,000
September 30, 2007	$70,000,000
December 31, 2007	$70,000,000

        (d)    Maximum Senior Consolidated Leverage Ratio.    The Reporting Credit Parties, on a consolidated basis, shall have, at the end of each Fiscal Quarter set forth below, a Senior Consolidated Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not more than the following:

    1.20:1.00 for the Fiscal Quarter ending December 31, 2003
    1.20:1.00 for the Fiscal Quarter ending March 31, 2004
    1.20:1.00 for the Fiscal Quarter ending June 30, 2004
    1.20:1.00 for the Fiscal Quarter ending September 30, 2004
    1.20:1.00 for the Fiscal Quarter ending December 31, 2004
    1.20:1.00 for the Fiscal Quarter ending March 31, 2005
    1.20:1.00 for the Fiscal Quarter ending June 30, 2005
    1.20:1.00 for the Fiscal Quarter ending September 30, 2005
    1.20:1.00 for the Fiscal Quarter ending December 31, 2005
    1.00:1.00 for the Fiscal Quarter ending March 31, 2006
    1.00:1.00 for the Fiscal Quarter ending June 30, 2006
    1.00:1.00 for the Fiscal Quarter ending September 30, 2006
    1.00:1.00 for the Fiscal Quarter ending December 31, 2006
    1.00:1.00 for the Fiscal Quarter ending March 31, 2007
    1.00:1.00 for the Fiscal Quarter ending June 30, 2007
    1.00:1.00 for the Fiscal Quarter ending September 30, 2007
    1.00:1.00 for the Fiscal Quarter ending December 31, 2007

        (e)    Maximum Total Leverage Ratio.    On and after the date of the Subordinated Bond Issuance, the Reporting Credit Parties, on a consolidated basis, shall have, at the end of each Fiscal Quarter set forth below, a Total Leverage Ratio as of the last day of such Fiscal Quarter and for the 12 month period then ended of not more than the following:

    4.25:1.00 for the Fiscal Quarter ending December 31, 2003
    4.25:1.00 for the Fiscal Quarter ending March 31, 2004
    4.50:1.00 for the Fiscal Quarter ending June 30, 2004
    6.00:1.00 for the Fiscal Quarter ending September 30, 2004

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    5.75:1.00 for the Fiscal Quarter ending December 31, 2004
    5.00:1.00 for the Fiscal Quarter ending March 31, 2005
    4.25:1.00 for the Fiscal Quarter ending June 30, 2005
    4.25:1.00 for the Fiscal Quarter ending September 30, 2005
    4.00:1.00 for the Fiscal Quarter ending December 31, 2005
    3.50:1.00 for the Fiscal Quarter ending March 31, 2006
    3.50:1.00 for the Fiscal Quarter ending June 30, 2006
    3.50:1.00 for the Fiscal Quarter ending September 30, 2006
    3.50:1.00 for the Fiscal Quarter ending December 31, 2006
    3.00:1.00 for the Fiscal Quarter ending March 31, 2007
    3.00:1.00 for the Fiscal Quarter ending June 30, 2007
    3.00:1.00 for the Fiscal Quarter ending September 30, 2007
    3.00:1.00 for the Fiscal Quarter ending December 31, 2007

        (f)    Minimum Cash.    The Credit Parties, on a consolidated basis, shall have at all times available cash equal to at least $10,000,000 (or the Equivalent Amount thereof).

        Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then the Credit Parties, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Credit Parties' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Innovations' certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period. If Agent, Credit Parties and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Credit Parties and Requisite Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex F shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

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  EXHIBIT 10.2